Exhibit 10.21

SUMMARY OF LEASE AGREEMENTS

English summary of principal terms of Lease Agreement, dated May 6, 2015, by and between Shami Bar (Y.A.) 1993 Ltd. (the “Landlord”), as landlord, and MedyMatch Technology Ltd. (the “Company”), as tenant (the “Lease”) with respect to the Company's offices in Israel.

The Lease

●	Premises Covered by the Lease: Approximately 176 square meters (or 1,894 square feet), located in 76 Yigal Alon St., Tel Aviv, Israel (the “Premises”).

●	Term of Lease: May 10, 2015 to May 9, 2018. The Lease automatically extends for an additional period of one year (the “Option Period”), unless the Company gives a written notice at least 90 days before the end of the Lease. The Lease has been extended pursuant to the Option Period until May 9, 2019.

●	Fees: Monthly Lease fees in an amount of NIS 16,192 plus VAT. During the option period, the monthly Lease fees will be increased by 5%. The monthly Lease fees are linked to the Israeli consumer price index.

●	Expenses: The Company bears all customary expenses associated with the use of the Premises, including, but not limited to, Premises’ management fees.

●	Termination: The Company is not allowed to terminate the Lease before the end of the term, unless in the case that bankruptcy procedures are taken against the Landlord.

●	Security: The Company provided the Landlord with (i) an autonomous bank guarantee of NIS 60,000; and (ii) three (3) promissory notes in an amount of NIS 61,000, NIS 121,000 and NIS 182,000.